Exhibit 99.1

For Immediate Release

Mitsubishi UFJ Financial Group to Invest $9 Billion in Morgan Stanley

Companies Pursuing A Global Strategic Alliance Leveraging Both MUFG’s and Morgan Stanley’s Significant Global Platforms and Leading Franchises

TOKYO and NEW YORK, September 29, 2008 – Mitsubishi UFJ Financial Group (“MUFG”) and Morgan Stanley (NYSE: MS) today announced that the two companies have reached a definitive agreement under which MUFG is investing $9 billion in equity in Morgan Stanley for a 21 percent interest in the Company on a fully diluted basis. MUFG will acquire 9.9 percent of Morgan Stanley’s common stock on a primary basis at a price of $25.25 per share, for a total of $3 billion. MUFG will also acquire $6 billion of perpetual non-cumulative convertible preferred stock with a 10 percent dividend and a conversion price of $31.25 per share.

MUFG, Japan’s largest financial group and the world’s second largest bank holding company with $1.1 trillion in bank deposits, and Morgan Stanley, a global financial services firm and a market leader in investment banking, also have agreed to pursue a global strategic alliance, with particular focus on corporate and investment banking. The firms have already identified numerous areas of collaboration, including corporate and investment banking, retail banking and asset management. This alliance will provide both MUFG and Morgan Stanley with a valuable strategic partner as they seek to enhance their global footprints and capture financial services opportunities around the world. MUFG and Morgan Stanley plan to establish a Steering Committee to maximize the strategic benefits of this alliance.

Nobuo Kuroyanagi, MUFG’s President and Chief Executive Officer, said, “We are delighted to enter into this significant relationship with Morgan Stanley, a firm which has a long standing tradition of providing world-class financial services to a diversified clientele, including governments, corporations and individuals. Our two companies share common values of serving the best interests of our clients. I am confident that this powerful alliance will dramatically strengthen our capabilities to provide diverse and high quality financial services.”

John J. Mack, Morgan Stanley’s Chairman and Chief Executive Officer, said, “We are honored to be joining forces with MUFG, a global leader in financial services with $1.8 trillion in assets. MUFG has deep commercial banking expertise, a strong global platform and a talented management team. This strategic alliance offers a powerful opportunity to accelerate Morgan Stanley’s transition as a bank holding company. Indeed, since beginning to work together, we have become even more enthusiastic about the opportunities our two companies have to collaborate around the world. MUFG’s investment is also a strong endorsement of Morgan Stanley’s world-class global franchise and future potential. I am confident this strategic alliance will help Morgan Stanley build on its unique market position to realize the many opportunities we see to further enhance our business in the rapidly changing financial marketplace.”

Morgan Stanley already exceeded the Federal Reserve’s capital and leverage ratio requirements for commercial banks, prior to MUFG’s investment. This $9 billion investment will further bolster Morgan Stanley’s strong capital and liquidity positions, and Morgan Stanley will continue to have one of the highest Tier 1 capital and total capital ratios among bank holding company peers. Morgan Stanley has significantly reduced its balance sheet exposure since the end of the third quarter, and it expects to continue to do so in the months ahead. MUFG’s investment will provide Morgan Stanley with additional capital to pursue mutually attractive strategic investment opportunities.

After one year, half of the preferred stock automatically converts into common stock when Morgan Stanley’s stock trades above 150 percent of the conversion price for a certain period and the other half converts on the same basis after year two.

The closing of MUFG’s investment is subject to customary conditions, including the receipt of regulatory approvals. Upon closing of the investment, a representative of MUFG will join the Morgan Stanley Board of Directors.

Lazard Frères & Co. served as financial advisor to MUFG. BlackRock provided advice to MUFG on asset valuation.

MUFG is one of the world’s leading financial groups, with total assets of more than ¥190 trillion (approximately $1.8 trillion) as of March 31, 2008. MUFG’s services include commercial banking, trust banking, securities, credit cards, consumer finance, asset management and leasing. The Group’s operating companies include BTMU, Japan’s largest commercial bank, Mitsubishi UFJ Trust and Banking Corporation, Japan’s leading trust bank, and Mitsubishi UFJ Securities, one of Japan’s largest securities firms. For more information about MUFG, please visit www.mufg.jp/english/about.

The Company’s common and preferred stock to be sold in the proposed private placement transaction will not at the time of the issuance be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services. The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 35 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. The Company’s actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, regulatory actions or changes, and the risk that the proposed private placement transaction is not successfully completed. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Quarterly Reports on Forms 10-Q and other items throughout the Form 10-K, Forms 10-Q and the Company’s 2008 Current Reports on Form 8-K.

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Contact for MUFG:	Contact for Morgan Stanley:
Corporate Communications Office	Media Relations
+81.3.3240.7651	Tokyo: Mika Watanabe, +81.3.5424.5019
London: Wesley McDade, +44.207.425.4942
New York: Jeanmarie McFadden
+1.212.762.6901